Exhibit 99.1

Vertex Energy Announces Entry Into Agreement To Acquire Used Oil Re-Refining Assets From Omega Holdings Company

  Strategic Acquisition adds over 80 million gallons of re-refining capacity
  Significantly expands engineering talent & capabilities
  Positioned to capitalize on changing industry dynamics and realize synergies

Company to Hold Conference Call March 20, 2014 at 10:00 AM EDT

HOUSTON--(BUSINESS WIRE) March 19, 2014 - Vertex Energy, Inc. (NASDAQ:VTNR), an environmental services company that recycles industrial waste streams and off-specification commercial chemical products, announced today the entry into an asset purchase agreement with Omega Holdings Company, LLC and certain of its wholly-owned subsidiaries (“Omega”).  Pursuant to the agreement, Vertex agreed to acquire certain of Omega’s assets related to the re-refining and processing of used motor oil and the distribution of fuel oils and base lubricating oils. The purchase price for the acquisition is $30,750,000 in cash, 2,000,000 million shares of Vertex’s common stock (currently valued at approximately $7.5 million), and the assumption of approximately $9,700,000 in capital leases and other liabilities.One million shares of stock will be held in escrow to satisfy post-closing obligations, liabilities and indemnities.

The acquisition is planned to close in two separate closings, the first of which is expected to close by April 15, 2014, and the second of which is expected to close during the 3rd quarter of 2014.

Vertex has also agreed to provide the seller with a $1.6 million short term line of credit loan to fund the operations of the seller between the first closing and second closing.  The consideration payable in connection with the acquisition is adjustable depending on certain criteria, including the amount of inventory delivered by the seller at closing.  The sellers also have the right to earn additional earn-out consideration (payable in shares of common stock) in the event certain EBITDA targets relating to the assets acquired are met following the closing.

The closing is subject to the satisfaction of certain customary closing conditions, including, but not limited to Vertex raising the funds required to complete the acquisition. Craig-Hallum Capital Group LLC is acting as exclusive financial advisor to Vertex in connection with the acquisition and has provided a fairness opinion to the Vertex Board of Directors in connection with the transaction.

Benjamin P. Cowart, Vertex’s Chairman and Chief Executive Officer, stated, “We are pleased by this agreement with Omega Holdings Company as it highlights Vertex's strategy to enhance its footprint and value nationally. Omega represents over 80 million gallons of re-refining capacity of use motor oil in the U.S.  We expect the acquisition to be accretive immediately. At the completion of this acqusition, we will have a combined re-refining capacity of approximately 110 million gallons of Used Motor Oil”

More information regarding the asset purchase agreement can be found in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 19, 2014.

Conference Call

Vertex will hold a conference call relating to the acqusition at 10:00 AM EDT tomorrow March 20, 2014.  Those who wish to participate in the conference call may telephone 877-869-3847 from the U.S. International callers may telephone 201-689-8261, approximately 15 minutes before the call. A webcast will also be available at: http://www.investorcalendar.com/IC/CEPage.asp?ID=172492

A digital replay will be available by telephone approximately two hours after the completion of the call until April 11, 2014, and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers, and using the Conference ID #13578693.

About Vertex Energy, Inc.

Vertex Energy, Inc. (NASDAQ:VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex purchases these streams from an established network of local and regional collectors and generators. Vertex also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products. Vertex sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex manages takes place at its facility, which uses a proprietary Thermal Chemical Extraction Process (“TCEP”) technology. Based in Houston, Texas, Vertex also has offices in Georgia and California. More information on Vertex can be found at www.vertexenergy.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Vertex’s expectations regarding the completion of acquisition described above. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to Vertex’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in Vertex’s filings with the Securities and Exchange Commission, including Vertex’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Vertex is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relation Contacts

Marlon Nurse, DM
Porter, LeVay & Rose, Inc.
SVP – Investor Relations
(212) 564-4700

Matthew Lieb
Vertex Energy, Inc.
Chief Operating Officer
(310) 894-6194